PROSPECTUS Dated January 17, 2006	Pricing Supplement No. 23 July 3, 2006

U.S. $18,000,000,000	Rule 424 (b)(3)
Registration Statement
FORD MOTOR CREDIT COMPANY	No. 333-131062

FLOATING RATE DEMAND NOTES

Interest Rate Per Annum

Period	Tier One Notes	Tier Two Notes	Tier Three Notes
Beginning	Under $15,000	$15,000-$49,999	$50,000 and over
7/3/2006	5.76%	5.91%	6.06%